SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                          -----------------------------


                                    FORM 8-K

                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15 (d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934


        Date of Report (Date of earliest event reported): March 14, 2002

                                  -------------


                          Edison Brothers Stores, Inc.
             (Exact name of registrant as specified in its charter)

          Delaware                      1-1394                   43-0254900
(State or other jurisdiction of  (Commission file number)     (I.R.S. employer
 incorporation or organization)                              identification no.)


            501 North Broadway
              St. Louis, MO                                         63102
  (Address of principal executive offices)                        (Zip code)



       Registrant's telephone number, including area code: (314) 331-6000

                          EDISON BROTHERS STORES, INC.
                                    FORM 8-K
                                 CURRENT REPORT

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

Item 5.     Other Events.....................................................3

Item 7.     Exhibits.........................................................3

Signature....................................................................4

Item 5.  Other Events.

        On March 14, 2002 the United States Bankruptcy Court for the District of Delaware approved a settlement between Alan M. Jacobs , the chapter 7 trustee (the "Trustee") for Edison Brother's Stores, Inc. and its co-debtor affiliates, with EBS Pension LLC, the plaintiff in EBS Pension LLC v. Edison Brothers Stores, Inc., et al (Adv. Proc. No. 99-115(MFW)) (the "EBS Pension Action").

        In the EBS Pension Action, EBS Pension LLC had sought to establish a constructive trust on the Trustee's cash in order to obtain 100% payment of its claim for $5,740,000, plus several years of interest. The Trustee has reserved approximately $10 million for payment of the claim and the interest.

        Under the settlement, the Trustee will distribute to EBS Pension LLC:

          1. cash equal to 34% of its pre-petition claim (34% of $5,741,000 = $1,951,940), payable upon court approval of the settlement; and

          2. if cash distributed to general unsecured creditors exceeds 21% of their claims, additional cash equal to EBS Pension LLC's pro rata share (based upon its remaining claim of $3,789,060) of distributions over 21%.

      The Trustee has already distributed cash equal to 6% of all allowed general unsecured claims and expects to make additional distributions in 2002. The settlement will allow the Trustee to distribute the balance of the money previously reserved, or approximately $8 million, to general unsecured creditors of Edison Brothers Stores, Inc. and its co-debtor affiliates.

Item 7.  Exhibits.

99.1 Order Approving Settlement And Release Agreement With EBS Pension L.L.C. Pursuant to Bankruptcy Rule 9019

                                   SIGNATURES


      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

March 25, 2002                            EDISON BROTHERS STORES, INC.


                                          By: /s/ Alan M. Jacobs
                                             ----------------------------
                                              Alan M. Jacobs
                                              Chapter 7 Trustee